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Exhibit 10.2

OFFICE LEASE AND
MAIL SERVICE AGREEMENT

        This Agreement, executed this 10th day of December, 2001, by and between LJMG, Inc. dba First Choice Executive Suites and Axtion Foods, Inc. hereinafter referred to as "Client" for the following services rendered:

        LJMG agrees to lease one interior office of 150 square feet and receive and hold for pick up by Client, or Client's designated agent, for a monthly fee of $250 all mail addressed to (Axtion Foods, Inc.) at 4025 Camino Del Rio South, Suite 300, San Diego, CA 92108, as well as any employees or agents of such. If requests to do so, First Choice Executive Suites will forward Client's mail to designated address. Client will be billed charges according to First Choice Executive Suite's price list.

        THIS AGREEMENT shall be effective December 10, 2001 for a minimum of 3 months. After the 3 month period you may sign up for an additional 3 months.

        SET-UP FEE. There is a one time administrative fee of $100.00 required to set-up services and it's due and payable upon signing of this Agreement.

        Client will have access to conference rooms, billed in 15 minute increments (with a minimum of 30 minutes) at the rate of $20.00 per hour. Client will inform LJMG, INC. preferably 24 hours in advance of such usage. Cancellation is required at least 8 hours prior to appointment to avoid charges.

        SECURITY DEPOSIT. Upon execution of this Agreement, Client shall pay Company the amounts set forth in the Agreement $60.00 as a Deposit. Such amount shall be held by the company as security for the full, faithful and complete performance by Client of all terms, covenants and agreements to be kept by Client under this Agreement. If Client fails to perform any of its obligation. Company may apply the Deposit to any amounts due including any amounts Company may require to spend by reason of Client's breach of this Agreement. If at the end of the Term, Client has performed all of the provisions of this Agreement, the Agreement Deposit, or any remaining balance, will be returned without interest, within sixty (60) days after end of term.

        PAYMENT TERMS: Invoices are due and payable upon receipt and are considered delinquent after the 5th of the month. A Notice Requiring Performance of Conditions will be served on the 6th of each month if account is not paid by 5:00 pm on the 5th. A fee of $50.00 will be charged to Client for each Notice Requiring Performance of Conditions after the 1st initial Notice has been served. If payment has not been received by the 3rd business day after Notice has been served, services will be suspended. Tenant shall pay a late charge of five percent (5%) of any amount that is due hereunder, provided late charge shall not be less then $5.00. LJMG and Client agree that such late charges are fair and reasonable compensation for costs incurred by LJMG where default in payment under this Agreement. There is a $25.00 fee for any returned check, plus applicable bank charges. There is a $50.00 reinstatement fee is service had to be discontinued due to non-payment or late payment of charges.

JR INITIAL
LJMG, INC.	Client:
/s/ Amber Gentel Amber Gentel Administrative Assistant	/s/ Julia Reynolds (Signature)
/s/ Julia Reynolds/President (Print Name and Title)
Date: 12/11/01	Date: 12/11/01
Address: 3260 Meadow Grove Drive San Diego, CA 92138
Office Phone: (760)436-3124
Driver's Lic.# NO124926 (enclose a copy)

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OFFICE LEASE AND MAIL SERVICE AGREEMENT